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                                                                    EXHIBIT 99.8

Dear fellow shareholder:

On behalf of McDonald's, let me wish you and your family a great holiday season and prosperous new year.
   I want to take this opportunity to let you know that McDonald's recently announced that we will pay dividends on an annual, instead of quarterly, basis beginning in 2000. In the future, annual dividends declared at the discretion of the Board of Directors will be paid in December. The change to an annual dividend cycle will reduce McDonald's dividend processing costs.
   I am also pleased to tell you that we will be making certain changes to MCDirect Shares--our direct stock purchase plan. These changes, effective January 1, 2000, will make it more convenient for investors to begin and build their McDonald's share ownership.
   If you would like more information about MCDirect Shares including an overview of the Plan changes, a complete prospectus and an enrollment form, please access McDonald's website at www.mcdonalds.com/corporate/investor or call 1-800-228-9623 to receive a prospectus and an enrollment form by mail.
   Thank you for your support and loyalty as a customer and a shareholder.

Sincerely,

/s/ Jack M. Greenberg
Jack M. Greenberg
Chairman and Chief Executive Officer
December 16, 1999